Nicor Inc.
Form 8-K
Exhibit 99.01

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
November 1, 2011	Contact: Kary Brunner, re: N-1047
630 388-2529

NICOR REPORTS 2011 PRELIMINARY THIRD QUARTER EARNINGS AND 2011 ANNUAL OUTLOOK

Naperville, IL – November 1, 2011—Nicor Inc. (NYSE: GAS) today reported third quarter 2011 preliminary net income, operating income and diluted earnings per common share were $5.7 million, $18.3 million and $0.12, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2010 of $13.6 million, $30.4 million and $0.30, respectively.

Results for the three and nine months ended September 30, 2010 included a $1.3 million pre-tax reduction to the company’s previously established reserve for its mercury inspection and repair program.

Excluding the impact of the mercury item noted above, earnings for the three months ended September 30, 2011, compared to the same period in 2010, reflect higher operating income in the company’s gas distribution business as well as higher corporate operating results, more than offset by lower operating results in the company’s shipping and other energy-related businesses.  The three-months-ended comparisons also reflect higher pre-tax equity investment income and lower interest expense, partially offset by a higher effective income tax rate in 2011.

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For the nine months ended September 30, 2011, preliminary net income, operating income and diluted earnings per common share were $70.1 million, $119.3 million and $1.52, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2010 of $98.3 million, $169.8 million and $2.15, respectively.  Year-to-date results for 2010 included a $19.7 million after tax benefit (or approximately $0.42 per share) related to the bad debt tracker (explained in more detail below).  Without this benefit, September year-to-date 2010 earnings per share would have been approximately $1.73.

Excluding the impact of the mercury item noted above, earnings for the nine months ended September 30, 2011, compared to the same period in 2010, reflect lower operating results in the company’s gas distribution, shipping and other energy-related businesses, as well as lower corporate operating results.  The nine-months-ended comparisons also reflect higher pre-tax equity investment income and lower interest expense, partially offset by a higher effective income tax rate in 2011.

 “Continued cost controls, together with the colder than expected weather, have allowed Nicor Gas to deliver year-to-date results that are ahead of budget,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer. “However, Tropical Shipping’s third quarter revenues were lower than we had expected, as volumes continued to be negatively impacted by the challenging markets in the Bahamas and Caribbean.  Meanwhile, we remain focused on obtaining the final regulatory approval needed to complete our merger with AGL Resources.  We believe we are on track to close this transaction before the end of the year.”

Details regarding the third quarter and nine-months-ended September 30, 2011 preliminary financial results compared to the same periods in 2010 follow:

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Gas distribution operating income increased $0.4 million for the third quarter 2011 compared to the prior year period due to lower operating and maintenance expense ($14.2 million), partially offset by lower gas distribution margin ($11.2 million), the absence of the aforementioned mercury reserve adjustment ($1.3 million) and higher depreciation expense ($1.2 million).

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Operating and maintenance expense reflected lower bad debt expense incurred in 2011 of $1.0 million (attributable to the $63 million annual benchmark for 2011) compared to 2010.  In addition, operating and maintenance expense reflected a net decrease of $13.8 million for amounts related to the revenue recognized under the bad debt rider, the energy efficiency rider and the franchise gas rider.  Expense associated with these riders had no impact on operating income as revenue included an amount equal to expense under these riders.

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Gas distribution margin reflected higher power generation revenue in 2011 compared to 2010 ($2.5 million).  Gas distribution margin also reflected lower net revenue from the riders noted above ($13.8 million).

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Gas distribution operating income decreased $26.4 million for the nine months ended September 30, 2011 compared to the same period in 2010, due primarily to lower gas distribution margin ($28.1 million), higher depreciation expense ($3.5 million) and the absence of the aforementioned mercury reserve adjustment ($1.3 million), partially offset by lower operating and maintenance expense ($7.1 million).

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Gas distribution margin reflected increased natural gas deliveries due to colder weather in 2011 compared to 2010 (approximately $9 million).  Gas distribution margin also reflected lower net revenue from the bad debt rider, the energy efficiency rider, and the franchise gas rider ($37.8 million).

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Operating and maintenance expense reflected the absence of the $31.7 million pre-tax benefit ($19.7 million after tax), recognized in the first quarter of 2010, associated with the implementation of a bad debt cost recovery rider.  The 2010 benefit was attributable to 2008’s and 2009’s net under-recovery of bad debt expense and was reported as a reduction in operating and maintenance expense (thereby increasing 2010 operating income).  Partially offsetting this unfavorable variance was lower bad debt expense incurred in 2011 of $1.2 million (attributable to the $63 million annual benchmark for 2011) compared to 2010 and a net decrease of $37.8 million for amounts related to the revenue recognized under the riders noted above.

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Shipping operating results decreased $7.3 million for the third quarter 2011 compared to the same period in 2010 due to lower operating revenues and higher operating expenses.  Lower operating revenues were due to lower volumes shipped, partially offset by higher average rates (attributable primarily to higher cost-recovery surcharges for fuel and higher base rates).  Higher operating expenses included increased transportation-related costs (due to higher fuel costs).  Shipping operating results decreased $12.5 million for the nine months ended September 30, 2011, compared to the same period in 2010, due to lower operating revenues, partially offset by lower operating expenses.  Lower operating revenues were due to lower volumes shipped, partially offset by higher average rates (attributable primarily to higher cost-recovery surcharges for fuel and higher base rates).  Lower operating expenses were due to increased property and equipment sale gains, lower transportation-related costs and lower charter expense.

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Other energy ventures operating income decreased $5.4 million for the third quarter 2011, compared to the prior year period, due to lower operating income at the company’s wholesale natural gas marketing business.  Other energy ventures operating income decreased $7.3 million for the nine months ended September 30, 2011, compared to the prior year period, due primarily to lower operating income at the company’s wholesale natural gas marketing business, partially offset by higher operating income at the company’s retail energy-related products and services businesses.

Lower operating income in the company’s wholesale natural gas marketing business for the third quarter and nine months ended September 30, 2011, compared to the same periods in 2010, was due to unfavorable costing of physical sales activity.

The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided.  However, the underlying derivatives used to hedge the price exposure are carried at fair value.  For derivatives that either do not meet the requirements for hedge accounting or for which hedge accounting is not elected, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Higher operating income for the nine months ended September 30, 2011, compared to the same period in 2010, in the company’s retail energy-related products and services businesses was due to lower operating expenses, partially offset by lower operating revenues.  Lower operating expenses were attributable to lower average cost per utility-bill management contract resulting from lower average natural gas prices.  Lower operating revenues were due to lower average revenue per utility-bill management contract, attributable to lower average natural gas prices, partially offset by higher average contract volumes.

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Corporate operating results increased $0.2 million for the third quarter 2011, compared to the same period in 2010, due to the absence of an indemnity payment in 2010, partially offset by current year merger transaction costs associated with the company’s proposed merger with AGL Resources Inc. (“AGL Resources”) ($0.4 million).  Corporate operating results declined $4.3 million for the nine months ended September 30, 2011, compared to the same period in 2010, due to current year merger transaction costs ($2.8 million) and a higher weather-related cost, partially offset by the absence of the indemnity payment, noted above.  The company recorded a $2.6 million pre-tax weather-related cost in the nine months ended September 30, 2011, compared to a $0.3 million pre-tax weather-related cost recorded in the same period last year associated with certain of the company’s retail utility-bill management products.

Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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The third quarter and nine-months-ended September 30, 2011 financial results, compared to the prior year periods, reflected higher pre-tax equity investment income due primarily to improved results from the company’s investment in Triton, a container leasing company.  Third quarter and nine-months-ended comparisons also reflected lower interest expense due primarily to lower average interest rates on long-term debt in 2011.  Year-to-date interest expense comparisons also reflected an interest refund in 2011 related to income tax matters.

Third quarter and nine-months-ended September 30, 2011 financial results, compared to 2010, also reflected a higher effective income tax rate in 2011 due primarily to lower forecasted annual untaxed foreign shipping earnings and the 2011 increase to the Illinois state income tax rate, partially offset by lower forecasted annual pre-tax income.  Nine-months-ended comparisons also reflected an adjustment to reduce certain state income tax liabilities in the first quarter of 2011.

Merger Update
The completion of the proposed merger with AGL Resources is subject to the customary conditions, including among others, required regulatory approvals and shareholder approval by both companies.  In June 2011, Nicor and AGL Resources received shareholder approval for the proposed merger.  In January 2011, the company, the company’s gas distribution business and AGL Resources filed a joint application with the Illinois Commerce Commission (“ICC”) for approval of the proposed merger.  The ICC has eleven months to act upon the application, with their statutory deadline for action being December 16, 2011.  The Staff of the ICC and several intervenors who are participating in the proceeding submitted testimony and legal briefs recommending that the ICC deny the joint application or that it impose various requirements on the joint applicants as conditions of approval.

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On September 29, 2011, the ICC’s presiding Administrative Law Judge (“ALJ”) issued a proposed order recommending approval of the proposed merger.  The ALJ also recommended imposing the condition that Nicor Gas no longer be permitted to provide sales solicitation for Nicor Services’ warranty products.  Testimony and legal briefs of the parties and the ALJ’s proposed order are available on the ICC’s website.  In ruling on the merger application, the ICC may accept, modify or reject the proposed order recommended by the ALJ.  ICC approval is the final major regulatory approval necessary prior to merger closing.

2011 Earnings Outlook

The company estimates 2011 diluted earnings per common share will be in the range of $2.30 to $2.40.  This guidance reflects a lower upper end of the range than the company’s guidance provided in its second quarter 2011 earnings release on August 3, 2011 (range was $2.30 to $2.50).  The annual outlook excludes, among other things, the impact (including any incremental merger transaction and integration costs incurred in 2011) of the proposed merger with AGL Resources and any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or future changes in tax law.

The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2011 earnings, they are not currently estimable.  The company’s estimate for the gas distribution business is based on the colder than normal weather experienced to date and historical weather patterns for the remainder of the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

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Conference Call
As previously announced, the company will hold a conference call to discuss its preliminary third quarter and year-to-date 2011 financial results and 2011 annual outlook.  The conference call will be this Tuesday morning, November 1, 2011 at 8:30 a.m. central, 9:30 a.m. eastern time.

To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Wednesday, November 16, 2011.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 21689868.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and/or has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.

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Actual results may differ materially from those indicated in the company’s forward-looking statements due, among other things, to the outcome of the proposed merger between the company and AGL Resources, the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.  Specifically with respect to the proposed merger between the company and AGL Resources, the company’s expectations are subject to future events, risks and uncertainties, and there are several factors – many beyond the company’s control – that could cause results to differ significantly from its expectations.

Such events, risks and uncertainties include, but are not limited to:
o	the possibility that the company’s business may suffer as a result of the uncertainty surrounding the merger;
o	the possibility that AGL Resources and Nicor will not receive the regulatory approvals required to complete the merger or that the merger will not be consummated for other reasons;
o	the possibility that the company may not be able to maintain relationships with its employees, suppliers, or customers as a result of the uncertainty surrounding the merger; and
o	the possibility that the merger agreement will be terminated under circumstances in which the company would incur termination payment obligations.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales;

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significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
Unaudited (millions, except per share data)
	Three months ended		Nine months ended
	September 30		September 30
	2011	2010	2011	2010
Operating revenues
Gas distribution	$239.9	$233.5	$1,514.6	$1,601.8
Shipping	78.4	83.9	239.1	253.4
Other energy ventures	35.8	41.2	147.3	157.2
Corporate and eliminations	(5.7)	(6.1)	(38.6)	(41.4)
Total operating revenues	348.4	352.5	1,862.4	1,971.0

Operating expenses
Gas distribution
Cost of gas	92.9	75.5	914.7	982.3
Operating and maintenance	60.0	74.2	210.0	217.1
Depreciation	47.1	45.9	141.3	137.8
Taxes, other than income taxes	18.6	18.3	133.5	124.4
Other	-	(1.3)	-	(1.3)
Shipping	82.1	80.3	244.3	246.1
Other energy ventures	34.1	34.1	131.7	134.3
Other corporate expenses and eliminations	(4.7)	(4.9)	(32.4)	(39.5)
Total operating expenses	330.1	322.1	1,743.1	1,801.2

Operating income (1)	18.3	30.4	119.3	169.8
Interest expense, net of amounts capitalized	8.5	9.7	24.1	28.4
Equity investment income, net	4.3	1.5	12.0	5.1
Other income, net	.5	.5	1.3	1.9

Income before income taxes	14.6	22.7	108.5	148.4
Income tax expense, net of benefits	8.9	9.1	38.4	50.1

Net income	$5.7	$13.6	$70.1	$98.3

Average shares of common stock outstanding
Basic	45.9	45.7	45.9	45.6
Diluted	46.0	45.9	45.9	45.8

Earnings per average share of common stock
Basic	$.12	$.30	$1.52	$2.16
Diluted	.12	.30	1.52	2.15

(1) Operating income (loss) by business
Gas distribution	$21.3	$20.9	$115.1	$141.5
Shipping	(3.7)	3.6	(5.2)	7.3
Other energy ventures	1.7	7.1	15.6	22.9
Corporate and eliminations	(1.0)	(1.2)	(6.2)	(1.9)
	$18.3	$30.4	$119.3	$169.8

Nicor Inc.
Gas Distribution Statistics
	Three months ended		Nine months ended
	September 30		September 30
	2011	2010	2011	2010
Operating revenues (millions)
Sales
Residential	$141.8	$141.2	$964.9	$1,036.6
Commercial	34.7	32.6	242.9	258.6
Industrial	3.5	3.3	28.7	29.4
	180.0	177.1	1,236.5	1,324.6
Transportation
Residential	8.7	9.5	32.0	33.8
Commercial	14.0	14.3	55.0	54.1
Industrial	11.5	11.2	32.0	30.8
Other	.1	-	2.1	1.4
	34.3	35.0	121.1	120.1
Other revenues
Revenue taxes	14.4	14.0	120.7	111.8
Environmental cost recovery	1.1	.9	8.7	9.0
Chicago Hub	.3	.9	1.6	3.0
Other	9.8	5.6	26.0	33.3
	25.6	21.4	157.0	157.1
	$239.9	$233.5	$1,514.6	$1,601.8
Deliveries (Bcf)
Sales
Residential	12.5	11.6	136.3	122.5
Commercial	3.7	3.3	36.0	32.7
Industrial	.4	.5	4.7	4.1
	16.6	15.4	177.0	159.3
Transportation
Residential	1.5	1.4	15.8	15.0
Commercial	9.5	9.5	60.9	57.0
Industrial	25.2	25.7	80.0	77.5
	36.2	36.6	156.7	149.5
	52.8	52.0	333.7	308.8
Customers at end of period (thousands)
Sales
Residential	1,785	1,769
Commercial	132	129
Industrial	8	8
	1,925	1,906
Transportation
Residential	199	207
Commercial	46	47
Industrial	4	5
	249	259
	2,174	2,165

Other statistics
Degree days	128	58	4,082	3,547
Colder (warmer) than normal (1)	110%	(5)%	14%	(1)%
Average gas cost per Mcf sold	$5.44	$4.70	$5.05	$6.03

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days per year.

Nicor Inc.
Shipping Statistics
	Three months ended		Nine months ended
	September 30		September 30
	2011	2010	2011	2010

Twenty-foot equivalent units (TEUs) shipped (thousands)	35.6	41.5	110.5	127.6

Revenue per TEU	$2,200	$2,017	$2,164	$1,985

At end of period

Ports served	25	25

Vessels operated	15	14